EXHIBIT 8




                             DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                               New York, NY 10017

                                  212 450-4571





                                                     January 25, 2006


Re: Registration Statement filed by Morgan Stanley dated January 25, 2006

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

     We have acted as tax counsel for Morgan Stanley (the "Company") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), including a form of prospectus (the "Prospectus"), dated January 25, 2006, for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the issuance from time to time of the Company's debt securities, units, warrants, purchase contracts, preferred stock and common stock.

     We have reviewed the discussion set forth under the caption "United States Federal Taxation" in the Prospectus and are of the opinion that the discussion is accurate, subject to the conditions and limitations set forth therein.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "United States Federal Taxation" in the Prospectus. The issuance of such consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.



                                                  Very truly yours,

                                                  /s/ Davis Polk & Wardwell